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                                                                  Exhibit 4.4(b)

                   [Form of Incentive Stock Option Agreement]

                        LAZARE KAPLAN INTERNATIONAL INC.
                                529 Fifth Avenue
                            New York, New York 10017

                  Dated:

TO:


Dear

         The Stock Option Plan Committee (the "Committee") is pleased to inform you that you are hereby granted an "incentive stock option" to purchase from the Company __________ shares of the common stock ($1.00) par value of the Company, on the terms and subject to the conditions contained herein and in the Amended and Restated 1997 Long Term Stock Incentive Plan (the "Plan"), a copy of which is attached hereto and which is incorporated hereby by reference and made a part hereof. The option price is $__________ per share. This option will expire [five] [ten] years from the date of grant which is ____________, subject to earlier termination as provided in the Plan. The shares subject to this option are exercisable as follows:

         Date                                        Number of Shares

         [insert]                                    [insert]


         The right to purchase shares pursuant to this option is cumulative, so that when the right to purchase any shares has accrued, such shares may be purchased at any time or from time to time thereafter until termination or expiration of this option.

         At the time of exercise of this option, [or a portion of this option] payment of the exercise price in full in cash shall be made for all the shares then being purchased provided however, at the option of the Committee, in its sole discretion, all or a portion of the exercise price may be paid in shares of common stock of the Company.

         Notwithstanding any provision herein to the contrary, to the extent (pursuant to Section 422(d) of the Internal Revenue Code 1986, as amended) that the aggregate fair market value of stock (determined as of the date of grant) with respect to which incentive stock options are exercisable by you for the first time during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.

         Your acceptance of this option shall constitute your specific agreement to notify the Company if you sell or otherwise dispose of the shares of common stock transferred to you pursuant to the exercise of this option, within two (2) years from date of the granting of this option or within one (1) year of the transfer of the shares to you pursuant to the exercise of this option. Within ten days of such sale or other disposition, such notice shall be furnished in writing to the Company, at 529 Fifth Avenue, New York, New York 10017, attention of William Moryto, Vice President and Chief Financial Officer.

         No share of common stock subject to this option shall be issued prior to compliance with all requirements under applicable laws, rules and regulations and agreements with any national securities exchange on which the common stock is listed. Furthermore, prior to the issuance of any shares upon the exercise or surrender of all or any part of this option, you shall be required, upon the request of the Committee, to give a representation in writing that you are acquiring such shares for your own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

         This option may not be transferred in any manner other than by will or the laws of descent and distribution or as provided under the terms of the Plan and may be exercised only by you during your lifetime or as provided under the terms of the Plan. The terms of this option and of the Plan shall be binding upon your executors, administrators, legatees and distributees.



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         Further, pursuant to the power of the Committee, in its absolute discretion (pursuant to Section 3(d) of the Plan) to determine the terms and conditions of this option, your acceptance of this option shall constitute your specific agreement (a) to remain in the employ of the Company or a subsidiary of the Company for at least one year from the date hereof, but in no event later than your 70th birthday, and (b) to refrain from engaging in the business of cutting, polishing, marketing and/or trading in diamonds, directly or indirectly, for a period of two years after your employment by the Company or a subsidiary shall terminate. If you fail to comply with clause (a) of this paragraph, the Committee, in its discretion, may (i) cancel this option, (ii) require you to resell to the Company all shares purchased pursuant to this option at the option exercise price, (iii) require you to repay to the Company the difference between the option exercise price paid and the proceeds from the sale of the shares received on exercise of the option, and/or (iv) require you to repay to the Company any amounts paid to you upon the surrender of all or part of this option. If you fail to comply with clause (b) of this paragraph, then with respect to this option and any other option granted to you within the last five years of your employment with the Company or any subsidiary, the Committee, in its discretion, may (i) cancel such options, (ii) require you to resell to the Company all shares purchased pursuant to such options at the exercise price, (iii) require you to repay to the Company the difference between the option exercise price paid and the proceeds from the sale of the shares received on exercise of the option, and/or (iv) require you to repay to the Company any amounts paid to you upon the surrender of all or part of such options.

         The Committee shall have the right, in its absolute and uncontrolled discretion, to alter or amend this option agreement from time to time, in any manner for the purpose of promoting the objectives of the Plan, but only if all options granted pursuant to the Plan which are in effect and not wholly exercised at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, provided, however, that such amendment or alteration shall not in any way change the number of shares for which this option is granted nor the option price thereof. It is intended by the Company that this shall be an "incentive stock option". However, the Company shall not have any liability if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that this option is not an incentive stock option pursuant to Section 422 of the Internal Revenue Code or any successor statute or regulation.

         If any one or more of the provisions contained in this Option Agreement, or any part of them, is hereafter construed to be invalid and unenforceable, the same shall not affect the remainder of such provisions, which shall be given full effect regardless of the invalid portions. If the courts of any one or more jurisdictions shall hold all or any provision contained in this Option Agreement wholly unenforceable by reason of the breadth or scope thereof or otherwise, such determination shall not bar or in any way affect the enforceability of such provisions in the courts of any other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent provisions. If the provision contained in this Option Agreement is held to be unenforceable by reason of the duration, breadth or scope thereof, or for any other reason susceptible to correction by modification, the tribunal making such determination shall have the power to reduce the duration, breath, and/or scope or make such other modification in such unenforceable provision as it shall deem necessary and such provision, in its reduced or modified form, shall then be enforceable.

         Your signature hereon will constitute your acknowledgement of receipt of a copy of the Plan, your acceptance of this option and your agreement to the terms and provisions hereof. This option shall become void and of no force and effect whatsoever unless within 21 days from the date hereof you return to the Company, at 529 Fifth Avenue, New York, New York 10017, attention of William Moryto, Vice President and Chief Financial Officer, a copy of this option agreement signed by you.


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         The Company is pleased that you are accorded the privilege of participating in the Plan. As you will understand, this option is in recognition of the responsible position which you hold in the Company and the purpose of this option is to offer you an additional incentive to motivate you to put forth maximum effort on behalf of the Company.

                                            Sincerely yours,

                                            LAZARE KAPLAN INTERNATIONAL INC.


                                            By:
                                               --------------------------------
                                               Leon Tempelsman, President

Received, Accepted and
Agreed to:

----------------------------
Grantee of the above-described option



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